UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

agilon health, inc.
(Name of Registrant as Specified in its Charter)
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

agilon health, inc. (the “Company,” “we” or “our”) is filing this supplement to the Company’s definitive proxy statement (the “Original Proxy Statement”) filed with the Securities and Exchange Commission on April 17, 2025 to correct and supplement certain information disclosed as follows:

•
On page 30 of the Original Proxy Statement, the percentage of votes cast at the Company’s 2024 Annual Meeting of Stockholders held on May 29, 2024 in favor of the advisory vote to approve the executive compensation for our named executive officers as described in our proxy statement for that annual meeting was approximately 82.8%.

•
On page 35 of the Original Proxy Statement, Jeffrey Schwaneke’s final payout under our 2024 annual incentive program was correctly reported as $117,828. In making the final determination of this amount, the Compensation and Human Capital Committee of our Board of Directors pro-rated Mr. Schwaneke’s annualized incentive to reflect the portion of 2024 during which he was employed by the Company.

•
On pages 57-58 of the Original Proxy Statement, Capital World Investors beneficially owns 48,368,009 shares, representing approximately 11.7% of the Company’s common stock. Beneficial ownership is as of September 30, 2024 and based on Amendment No. 4 to the Schedule 13G filed on November 13, 2024 by Capital World Investors ("CWI"), in which it reported sole voting and sole dispositive power over 48,368,009 shares. CWI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the "investment management entities"). CWI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital World Investors." CWI is deemed to be the beneficial owner of 48,368,009 shares. The mailing address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

•	On May 1, 2025, the Company retained Saratoga Proxy Consulting LLC to assist in the solicitation of proxies for a fee of $12,500 plus out-of-pocket expenses.

Except as specifically updated by the information contained above, all information set forth in the Original Proxy Statement remains unchanged.